EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement") is made by and between SAMARITAN PHARMACEUTICALS, INC. a Nevada Corporation ("Company") and Thomas Lang, an individual ("Executive"), as of June 1, 2004 (the "Effective Date"), who agree as follows:

1. Recitals. This Agreement is made with reference to the following material facts:

         1.1 Executive is presently employed by Company pursuant to an oral agreement.

         1.2 The parties desire to continue Executive's employment with the Company pursuant to the written agreement set forth herein.

2. Employment.

         2.1 Company hereby engages and employs Executive in the capacity of Chief Drug Development Officer, as of the Effective Date (the "Employment"). The Company's Board of Directors (the "Board") may also provide such additional designations of title to Executive as the Board, in its discretion, may deem appropriate. Executive agrees to perform the executive duties and functions customarily associated with the offices of Chief Drug Development Officer and as specified from time to time by the Board.

         2.2 Except for legal holidays, vacations and absences due to temporary illness or as otherwise permitted pursuant to company policy, Executive shall devote a majority of his time, attention and energies to the business of the Company. Executive represents and warrants to the Company that he is under no restriction, limitation or other prohibition to perform his duties as described herein.

3. Term. The term of this Agreement (the "Term"), shall commence on the Effective Date hereof and shall continue for a period of four (4) years thereafter unless terminated earlier as provided hereinafter.

4. Compensation.

         4.1. Base Salary. Executive's initial salary shall be $300,000 per annum. This salary level will be reviewed at least annually by the Board, but will not be reduced without Executive's prior written consent. This annual salary of $300,000 shall be payable in equal by-weekly installments before deductions for employment taxes and other deductions mandated by law. The amount of unpaid salary may be paid upon determination of the Employer or the Employee at any time, in stock or converted to shares of Common Stock of the Company. The amount of stock issued shall equal to the amount due divided by the lowest close price of the stock quoted on the exchange or medium where the stock is trading, for the period for which the salary has been earned divided by (1- Rdiscount) one minues the current discount rate for restricted stock offered by the company. Additionally, prior to the end of each year of employment and commencement of the next year of employment under this Agreement, the parties agree to mutually set an increase in the then Annual Salary considering such factors as performance, cash flow, increases to other members of management, revenues and other considerations.

         4.2      Bonus.

                  a) The Executive shall receive bonus payments in accordance to the following schedule: $50,000 for FDA approval to move to Phase III or Phase II/III for HIV drug SP-01A and $50,000 for each Investigational New Drug Applications "Granted" by the FDA.

                  b) The Executive shall also receive a one time signing bonus of 100,000 options at $1.00 with an expiration of three years.

                  c) Upon moving, a flat rate of $30,000 for moving expenses for relocating to Las Vegas.

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         4.3 Stock Options. The Executive shall receive a grant of 1,200,000 options. One quarter (1/4) of said Stock Options shall vest every year. The price of the options shall $1.08 with a term of 10 years. Upon termination of Executive, as provided hereinafter, Executive's said 1,200,000 options (vested and non-vested) shall expire within 30 days.

         4.4 Retirement Benefits. Company shall provide Executive with the opportunity to participate in all of Company's qualified defined benefit and defined contribution retirement plans, subject to the eligibility and participation requirements of such plans.

         4.5 Vacation. Executive shall receive three (3) weeks paid vacation each year which shall be taken in accordance with the Company's vacation policy. Executive shall also receive all the paid holidays observed by the Company, and any other paid absence days established by Company policy.

         4.6 At-Will Employment. Executive agrees that Executive's employment and compensation from Company can be terminated, with or without cause, and without notice, at any time, at the option of either Executive or Company. Executive understands that no executive or Company representative, other the Company's Board of Directors, has authority to enter into an agreement for employment with Company for any specific period of time, or to make any agreement contrary to the foregoing. Any such agreement must be in writing.

5. Other Covenants of the Parties.

         5.1. Intellectual Property Rights.

                  (a) Executive shall promptly and fully inform Company of, and disclose to Company, any and all ideas, concepts, themes, inventions, designs, creations, improvements and discoveries that he makes during the term of this Agreement, whether individually or jointly in collaboration with others, which are, at the time any such item is conceived or reduced to practice, related to Company's business or to actual or demonstrably anticipated research or development of Company, or which result from any work performed by Executive for Company.

                  (b) Executive agrees that any and all ideas, concepts, themes, inventions, designs, creations, improvements or discoveries conceived, developed or written by Executive either individually, or jointly in collaboration with others, which are related to Company's business, whether patentable or unpatentable or copyrightable or uncopyrightable, shall belong to and be the sole and exclusive property of Company.

                  (c) Executive shall assist Company in obtaining patents or copyright registration on such intellectual properties an execute all documents and do all things necessary to enable Company to obtain and enforce full an exclusive title to such properties which are related to Company's business.


         5.2. Non-Competition. The Employee agrees that he will not, jointly or collectively as a participant in a partnership, sole proprietorship, corporation or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, advisor or in any other capacity whatsoever, either directly or indirectly, during the term of this Agreement, do any of the following:

          (i) establish or pursue, directly or indirectly, the same or similar business as that of the Employer wherever pursued by Employer; or

         (ii) directly or indirectly request or advise any past, present or future customers or suppliers of the Employer to withdraw, curtail or cancel any of their business or other relationships.

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Further, he agrees that the restrictions contained herein are reasonable restraints upon the Employee and any violation of the terms of this Section could have a substantial detrimental effect on Employer. Employee has carefully considered the nature and extent of the restrictions imposed hereunder and the rights and remedies conferred upon Employer under the provisions of this Section, and hereby acknowledges and agrees that same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to Employer, do not stifle the Employee's inherent skill and experience, would not operate as a bar to the Employee's sole means of support, are fully required to protect the legitimate interest of Employer and do not confer a benefit upon Employer disproportionate to the detriment of Employee. Any damages resulting from violation of any of the covenants contained in this Section will be difficult to ascertain and for that reason agree that Employer shall be entitled to an injunction from any court of competent jurisdiction restraining any violation of any or all of this Section, either directly or indirectly, and such right to injunction shall be in addition to whatever other remedies Employer may have.

The parties acknowledge that this Section has been called to the parties' attention and the parties understand it is a material covenant and that without this Section this Agreement, and all documents executed pursuant hereto, would not have been entered into by Employer. It is hereby further recognized and agreed that this Section, the prevailing party shall be entitled to recover any and all reasonable attorneys' fees and other costs of litigation, through appeals; if any provision of this Section is held to be unenforceable, such enforcement term of immediately lesser effect shall be substituted. Employee has had access to certain valuable information concerning the Employer including, without limitation, contracts, business plans, customer, employee and supplies lists, trade secrets, financial performance and prospects, and therefore agrees that any and all such information, even though it may have been contributed, developed or acquired by Employee, will become the exclusive property of Employer and Employee will not directly or indirectly disclose any such information, unless necessary and pursuant to this Agreement.

6. General Provisions.

         6.1 Gender. Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

         6.2 No Assignment. Neither party may assign this Agreement without the prior written consent of the other.

         6.3 Complete Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous oral and written agreements and all contemporaneous oral negotiations, commitments, writings and understandings.

         6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada.

         6.6 Modifications and Waivers. No waiver or modification of this Agreement shall be binding unless it is in a writing signed by both parties hereto.

         6.7 Severability. In the event any provision or provisions of this Agreement is or are to be held invalid, the remaining provisions of this Agreement shall not be affected thereby.

         6.8 Legal Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach or default in connection with this Agreement, the successful or prevailing party shall be entitled to recover all of its costs incurred in such action or proceeding, including without limitation its actual attorneys' fees and disbursements, in addition to any other relief to which it may be entitled.

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         6.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt hereof. Notices and other communications served by mail shall be deemed given hereunder seventy-two (72) hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to the receiving party as follows, or at such other address as such party has designated in a written notice given as provided herein:

    To Company:                                      To Executive:
    Samaritan Pharmaceuticals, Inc                   Thomas Arnold Lang
    101 Convention Center Drive                      101 Convention Center Drive
    Suite 310                                        Suite 310
    Las Vegas, Nevada 89109                          Las Vegas, Nevada 89109

         6.10 Construction. The language of this Agreement shall be construed simply and according to its fair meaning, and shall not be construed for or against any party hereto as a result of the source of its draftsmanship.

         6.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or an alleged breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in the District Court in and for Clark County, Nevada. In case of a dispute, any party may commence arbitration by giving written notice to the others of its desire to do so. Each party hereto agrees that service of process for an arbitration proceeding will be deemed completed when a notice of another party's desire to arbitrate is received by such party. Each party hereby agrees that any such arbitration shall be held in Las Vegas, Nevada and consents to the jurisdiction of the District Court in and for Clark County for entering of any judgment. The arbitrator shall have authority equal to that of a District Court Judge to grant equitable relief in an action pending in Clark County District Court in which all parties have appeared. Judgment upon the Arbitrator's award may be entered as if after trial in accordance with Nevada law. Should any party fail to pay fees as required, any other party may advance the same and shall be entitled to a judgment from the arbitrator in the amount of such fees plus interest. Any award issued by the arbitrator shall bear interest at the judgment rate in effect in the State of Nevada from the date determined by the arbitrator.

         6.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, even though the parties do not sign the same counterpart.

IN WITNESS WHEREOF the parties hereto do hereby execute and make effective this Agreement as of the Effective Date.

COMPANY:                                   EXECUTIVE:

By: /s/ Cynthia Thompson                By: /s/ Thomas Lang
    --------------------                    -----------------
Name: Cynthia Thompson                     Name: Thomas Lang
Title: Independent Director                Title: Chief Drug Development Officer

By: /s/ Welter Holden
    ------------------
Name: Welter Holden
Title: Independent Director

By: /s/ Brian Sullivan
    -------------------
Name: Brian Sullivan
Title: Independent Director

By: /s/ Janet Greeson
    -------------------
Name: Janet Greeson
Title: Chief Executive Officer